Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Home Products International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-65041 and 33-67622) on Form S-8 of Home Products International, Inc. of our reports dated February 6, 2004, with respect to the consolidated balance sheets of Home Products International, Inc. and subsidiary as of the end of fiscal years 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows, for the fiscal years then ended, and the related financial statement schedule, which reports appear in the December 27, 2003, annual report on Form 10-K of Home Products International, Inc.

Our report on the consolidated financial statements refers to our audit of the reclassification of the early extinguishment of debt and the disclosures that were added to revise the 2001 consolidated financial statements for the adoption of Statement of Financial Accounting Standards (SFAS) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections”, which was adopted by the Company in fiscal year 2003 and SFAS No. 142, “Goodwill and Other Intangible Assets”, which was adopted by the Company as of the beginning of fiscal year 2002. However, we were not engaged to audit, review or apply and procedures to the 2001 consolidated financial statements other than with respect to such disclosures and reclassification.

(Signed) KPMG LLP

Chicago, Illinois

March 26, 2004